News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2023 Third Quarter Results

ST. LOUIS, Dec. 5, 2023—Core & Main Inc. (NYSE: CNM), a leader in advancing reliable infrastructure with local service, nationwide, today announced financial results for the third quarter ended October 29, 2023.

Fiscal 2023 Third Quarter Results (Compared with Fiscal 2022 Third Quarter)

•Net sales increased 0.5% to $1,827 million

•Gross profit margin decreased 50 basis points to 27.0%

•Net income decreased 11.2% to $158 million

•Adjusted EBITDA (Non-GAAP) decreased 5.5% to $260 million

•Adjusted EBITDA margin (Non-GAAP) decreased 90 basis points to 14.2%

•Net cash provided by operating activities was $373 million compared with $154 million in the prior year

•Opened two new locations: one in Spokane, WA and one in Fontana, CA

•Executed one share repurchase transaction during the quarter and another after the quarter, deploying nearly $300 million of capital to retire 10 million shares

•Net Debt Leverage (Non-GAAP) was 1.5x despite investments in organic growth, acquisitions and share repurchases in fiscal 2023

•Raising expectation for fiscal 2023 Adjusted EBITDA to be in the range of $890 to $910 million

•Announced three acquisitions after the quarter: Enviroscape, Granite Water Works and Lee Supply Company

"We are pleased to have delivered another quarter of strong results," said Steve LeClair, chief executive officer of Core & Main.

"Demand from our customers remains resilient and we continue to execute on both our organic and inorganic growth initiatives. Gross margins were 50 basis points lower than last year as inventory costs continue to catch up with current market prices, but we are pleased to see gross margins sustain at higher levels as we work to drive our margin initiatives through our nationwide branch network."

"Cash generation remains a key strength of our business and we delivered an impressive $373 million of operating cash flow during the third quarter. This provided us the capacity to reinvest in organic and inorganic growth, while returning capital to shareholders. Along those lines, we executed one share repurchase transaction during the quarter and another after the quarter, deploying nearly $300 million of capital to retire 10 million shares. We have deployed $770 million of capital so far this year to repurchase and retire 30 million shares in total."

"Our team has never been more energized about the growth opportunities ahead, and we look forward to executing on the long-term targets we presented during our Investor Day in October. We have numerous levers to drive profitable growth and cash flow, and we have the right team and resources in place to do so. I want to thank our associates for their continued commitment to providing our customers with local knowledge, local experience and local service, nationwide."

cont.

Three Months Ended October 29, 2023

Net sales for the three months ended October 29, 2023 increased $9 million, or 0.5%, to $1,827 million compared with $1,818 million for the three months ended October 30, 2022. Net sales increased primarily due to acquisitions partially offset by comparably lower end-market volumes. Net sales declines for pipes, valves & fittings were due to lower end-market volume partially offset by acquisitions. Net sales growth for storm drainage products benefited from higher volume primarily related to acquisitions. Net sales for fire protection products declined due to lower selling prices and lower volume on steel pipe. Net sales of meter products benefited from acquisitions and higher volumes due to an increasing adoption of smart meter technology.

Gross profit for the three months ended October 29, 2023 decreased $6 million, or 1.2%, to $494 million compared with $500 million for the three months ended October 30, 2022. Gross profit as a percentage of net sales for the three months ended October 29, 2023 was 27.0% compared with 27.5% for the three months ended October 30, 2022. The overall decline in gross profit as a percentage of net sales was primarily attributable to larger prior year benefits from strategic inventory investments during an inflationary environment, partially offset by favorable impacts from the execution of our gross margin initiatives.

Selling, general and administrative (“SG&A”) expenses for the three months ended October 29, 2023 increased $9 million, or 3.9%, to $240 million compared with $231 million during the three months ended October 30, 2022. The increase was primarily attributable to an increase of $3 million in personnel expenses along with higher facility and other distribution costs related to inflation and acquisitions. SG&A expenses as a percentage of net sales were 13.1% for the three months ended October 29, 2023 compared with 12.7% for the three months ended October 30, 2022. The increase was attributable to inflationary cost impacts.

Net income for the three months ended October 29, 2023 decreased $20 million, or 11.2%, to $158 million compared with $178 million for the three months ended October 30, 2022. The decrease in net income was primarily attributable to a decrease in operating income.

The Class A common stock basic earnings per share for the three months ended October 29, 2023 and the three months ended October 30, 2022 was $0.65 in each period. The Class A common stock diluted earnings per share for the three months ended October 29, 2023 and the three months ended October 30, 2022 was $0.65 in each period. The basic earnings per share was flat due to an increase in net income attributable to Core & Main, Inc. offset by higher Class A share counts from exchanges of partnership interests of our subsidiary, Core & Main Holdings, L.P. The diluted earnings per share was flat due to lower share counts following the share repurchase transactions executed throughout fiscal 2023 and was offset by a decline in net income.

Adjusted EBITDA for the three months ended October 29, 2023 decreased $15 million, or 5.5%, to $260 million compared with $275 million for the three months ended October 30, 2022. The decrease in Adjusted EBITDA was primarily attributable to lower gross profit and higher SG&A expenses. Adjusted EBITDA margin decreased 90 basis points to 14.2% from 15.1% in the prior year period.

Nine Months Ended October 29, 2023

Net sales for the nine months ended October 29, 2023 decreased $15 million, or 0.3%, to $5,262 million compared with $5,277 million for the nine months ended October 30, 2022. The decrease in net sales was primarily attributable to a reduction in volume from comparably lower end-market volumes partially offset by higher selling prices and acquisitions. Net sales declines for pipes, valves & fittings were due to lower end-market volume partially offset by higher selling prices and acquisitions. Net sales growth for storm drainage products benefited from higher selling prices and acquisitions. Net sales for fire protection products declined due to lower selling prices and lower volume on steel pipe. Net sales of meter products benefited from higher selling prices, higher volumes due to an increasing adoption of smart meter technology by municipalities and acquisitions.

Gross profit for the nine months ended October 29, 2023 increased $12 million, or 0.8%, to $1,434 million compared with $1,422 million for the nine months ended October 30, 2022. Gross profit increased, despite a net sales decline, due to an increase in gross profit as a percentage of net sales. Gross profit as a percentage of net sales for the nine months ended October 29, 2023 was 27.3% compared with 26.9% for the nine months ended October 30, 2022. The overall increase in gross profit as a percentage of net sales was primarily attributable to execution of our gross margin initiatives partially offset by larger prior year benefits from strategic inventory investments during an inflationary environment.

SG&A expenses for the nine months ended October 29, 2023 increased $34 million, or 5.1%, to $701 million compared with $667 million during the nine months ended October 30, 2022. The increase was primarily attributable to an increase of $13 million in personnel expenses along with higher facility and other distribution costs related to inflation and acquisitions. SG&A expenses as a percentage of net sales were 13.3% for the nine months ended October 29, 2023 compared with 12.6% for the nine months ended October 30, 2022. The increase was primarily attributable to inflationary cost impacts.

Core & Main Announces Fiscal 2023 Third Quarter Results

Net income for the nine months ended October 29, 2023 decreased $42 million, or 8.5%, to $455 million compared with $497 million for the nine months ended October 30, 2022. The decrease in net income was primarily attributable to a decrease in operating income and higher interest expense.

The Class A common stock basic earnings per share for the nine months ended October 29, 2023 decreased 2.2% to $1.81 compared with $1.85 for the nine months ended October 30, 2022. The Class A common stock diluted earnings per share for the nine months ended October 29, 2023 decreased 1.1% to $1.80 compared with $1.82 for the nine months ended October 30, 2022. The decrease in basic earnings per share was attributable to a decline in net income attributable to Core & Main, Inc. and higher Class A share counts from exchanges of partnership interests of our subsidiary, Core & Main Holdings, L.P. Diluted earnings per share decreased due to a decline in net income partially offset by lower share counts following the share repurchase transactions executed throughout fiscal 2023.

Adjusted EBITDA for the nine months ended October 29, 2023 decreased $21 million, or 2.7%, to $750 million compared with $771 million for the nine months ended October 30, 2022. The decrease in Adjusted EBITDA was primarily attributable to higher SG&A expenses partially offset by higher gross profit. Adjusted EBITDA margin decreased 30 basis points to 14.3% from 14.6% in the prior year period.

Liquidity and Capital Resources

Net cash provided by operating activities for the three months ended October 29, 2023 was $373 million compared with $154 million for the three months ended October 30, 2022. The $219 million improvement in operating cash flow was primarily driven by a reduction in inventory due to more predictable product lead times in fiscal 2023 partially offset by an increase in interest payments.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as of October 29, 2023 was $1,365 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 1.5x, an improvement of 0.2x from October 30, 2022. The improvement was attributable to lower borrowings under our Senior ABL Credit Facility and higher cash and cash equivalents.

As of October 29, 2023, we had no outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of October 29, 2023, after giving effect to approximately $16 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,234 million under the Senior ABL Credit Facility, subject to borrowing base availability. Our short-term debt obligations of $15 million are related to quarterly amortization principal payments on the Senior Term Loan Facility.

Fiscal 2023 Outlook

"Our sales results through the third quarter have largely played out as expected," LeClair continued. "As a result, we are narrowing our expectation for net sales to be in the range of $6.65 to $6.75 billion. We are raising our expectation for Adjusted EBITDA to be in the range of $890 to $910 million due to our strong margin performance in the third quarter, as well as confidence in our ability to better sustain margins through the end of the year. We are also raising our expectation for operating cash flow conversion to be in the range of 110% to 115% of Adjusted EBITDA as a result of our disciplined inventory optimization efforts. We expect to continue deploying capital on initiatives that will result in accelerated growth, including executing on our robust M&A pipeline and delivering on our organic growth initiatives. We also maintain significant liquidity and expect to continue driving shareholder value through share repurchases or dividends."

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on December 5, 2023 at 8:30 a.m. ET to discuss the Company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing (833) 470-1428 or +1 (404) 975-4839 (international). The passcode for the live call is 916295. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

Core & Main Announces Fiscal 2023 Third Quarter Results

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a leading specialized distributor with a focus on water, wastewater, storm drainage and fire protection products, and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With approximately 320 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,500 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs; our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability and cost of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of ESG and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our indebtedness and the potential that we may incur additional indebtedness; the limitations and restrictions in the agreements governing our indebtedness, the Second Amended and Restated Agreement of Limited Partnership of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Quarterly Report on Form 10-Q for the three months ended October 29, 2023); increases in interest rates and the impact of transitioning away from the London Interbank Offered Rate, generally to the Secured Overnight Financing Rate, as the benchmark rate in contracts; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; the significant influence that Clayton, Dubilier & Rice, LLC ("CD&R") has over us and potential conflicts between the interests of CD&R and other stockholders; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 29, 2023 and Quarterly Report on Form 10-Q for the three months ended October 29, 2023.

Core & Main Announces Fiscal 2023 Third Quarter Results

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

Core & Main Announces Fiscal 2023 Third Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended		Nine Months Ended
	October 29, 2023	October 30, 2022	October 29, 2023	October 30, 2022

Net sales	$1,827	$1,818	$5,262	$5,277
Cost of sales	1,333	1,318	3,828	3,855
Gross profit	494	500	1,434	1,422
Operating expenses:
Selling, general and administrative	240	231	701	667
Depreciation and amortization	37	35	109	104
Total operating expenses	277	266	810	771
Operating income	217	234	624	651
Interest expense	20	16	59	46
Income before provision for income taxes	197	218	565	605
Provision for income taxes	39	40	110	108
Net income	158	178	455	497
Less: net income attributable to non-controlling interests	46	67	147	185
Net income attributable to Core & Main, Inc.	$112	$111	$308	$312

Earnings per share
Basic	$0.65	$0.65	$1.81	$1.85
Diluted	$0.65	$0.65	$1.80	$1.82
Number of shares used in computing EPS
Basic	170,999,291	170,027,629	169,989,859	168,485,011
Diluted	224,686,413	246,262,224	232,485,740	246,198,822

Core & Main Announces Fiscal 2023 Third Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	October 29, 2023	January 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$101	$177
Receivables, net of allowance for credit losses of $13 and $9, respectively	1,215	955
Inventories	824	1,047
Prepaid expenses and other current assets	31	32
Total current assets	2,171	2,211
Property, plant and equipment, net	142	105
Operating lease right-of-use assets	184	175
Intangible assets, net	782	795
Goodwill	1,552	1,535
Deferred income taxes	151	—
Other assets	85	88
Total assets	$5,067	$4,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15	$15
Accounts payable	646	479
Accrued compensation and benefits	100	123
Current operating lease liabilities	54	54
Other current liabilities	106	55
Total current liabilities	921	726
Long-term debt	1,436	1,444
Non-current operating lease liabilities	130	121
Deferred income taxes	48	9
Payable to related parties pursuant to Tax Receivable Agreements	299	180
Other liabilities	18	19
Total liabilities	2,852	2,499
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 173,340,005 and 172,765,161 shares issued and outstanding as of October 29, 2023 and January 29, 2023, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 47,889,727 and 73,229,675 shares issued and outstanding as of October 29, 2023 and January 29, 2023, respectively	—	1
Additional paid-in capital	1,227	1,241
Retained earnings	491	458
Accumulated other comprehensive income	49	45
Total stockholders’ equity attributable to Core & Main, Inc.	1,769	1,747
Non-controlling interests	446	663
Total stockholders’ equity	2,215	2,410
Total liabilities and stockholders’ equity	$5,067	$4,909

Core & Main Announces Fiscal 2023 Third Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Nine Months Ended
	October 29, 2023	October 30, 2022
Cash Flows From Operating Activities:
Net income	$455	$497
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	114	110
Equity-based compensation expense	8	9
Other	11	(10)
Changes in assets and liabilities:
(Increase) decrease in receivables	(236)	(373)
(Increase) decrease in inventories	256	(255)
(Increase) decrease in other assets	1	(10)
Increase (decrease) in accounts payable	157	84
Increase (decrease) in accrued liabilities	8	42
Increase (decrease) in other liabilities	1	—
Net cash provided by operating activities	775	94
Cash Flows From Investing Activities:
Capital expenditures	(34)	(20)
Acquisitions of businesses, net of cash acquired	(151)	(114)
Proceeds from the sale of property and equipment	3	1
Net cash used in investing activities	(182)	(133)
Cash Flows From Financing Activities:
Repurchase and retirement of partnership interests	(618)	—
Distributions to non-controlling interest holders	(33)	(39)
Payments pursuant to Tax Receivable Agreements	(5)	—
Borrowings on asset-based revolving credit facility	235	244
Repayments on asset-based revolving credit facility	(235)	(154)
Repayments of long-term debt	(11)	(11)
Debt issuance costs	—	(2)
Other	(2)	—
Net cash (used in) provided by financing activities	(669)	38
Decrease in cash and cash equivalents	(76)	(1)
Cash and cash equivalents at the beginning of the period	177	1
Cash and cash equivalents at the end of the period	$101	$—

Cash paid for interest (excluding effects of interest rate swap)	$89	$47
Cash paid for taxes	82	107

Core & Main Announces Fiscal 2023 Third Quarter Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the public offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Operating Cash Flow Conversion as net cash provided by (used in) operating activities divided by Adjusted EBITDA for the period presented. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA, Adjusted EBITDA margin or Operating Cash Flow Conversion for fiscal 2023 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc. or cash provided by or used in operating activities, the most directly comparable GAAP measures, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Core & Main Announces Fiscal 2023 Third Quarter Results

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions)	Three Months Ended		Nine Months Ended
	October 29, 2023	October 30, 2022	October 29, 2023	October 30, 2022
Net income attributable to Core & Main, Inc.	$112	$111	$308	$312
Plus: net income attributable to non-controlling interest	46	67	147	185
Net income	158	178	455	497
Depreciation and amortization (1)	38	37	111	107
Provision for income taxes	39	40	110	108
Interest expense	20	16	59	46
EBITDA	$255	$271	$735	$758
Equity-based compensation	3	2	8	9
Acquisition expenses (2)	1	1	4	3
Offering expenses (3)	1	1	3	1
Adjusted EBITDA	$260	$275	$750	$771

Adjusted EBITDA Margin:
Net Sales	$1,827	$1,818	$5,262	$5,277
Adjusted EBITDA / Net Sales	14.2%	15.1%	14.3%	14.6%

(Amounts in millions)	Twelve Months Ended
	October 29, 2023	October 30, 2022
Net income attributable to Core & Main, Inc.	$362	$360
Plus: net income attributable to non-controlling interest	177	216
Net income	539	576
Depreciation and amortization (1)	147	143
Provision for income taxes	130	125
Interest expense	79	59
EBITDA	$895	$903
Equity-based compensation	10	12
Acquisition expenses (2)	6	4
Offering expenses (3)	3	3
Adjusted EBITDA	$914	$922

(1)Includes depreciation of certain assets which is reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.

(3)Represents costs related to secondary offerings reflected in SG&A expenses in our Statement of Operations.
Core & Main Announces Fiscal 2023 Third Quarter Results

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions)	As of
	October 29, 2023	October 30, 2022
Senior ABL Credit Facility due July 2026	$—	$90
Senior Term Loan due July 2028	1,466	1,481
Total Debt	1,466	1,571
Less: Cash & Cash Equivalents	(101)	—
Net Debt	$1,365	$1,571
Twelve Months Ended Adjusted EBITDA	914	922
Net Debt Leverage	1.5x	1.7x

Core & Main Announces Fiscal 2023 Third Quarter Results